Exhibit 12.1


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                Computation of Ratio of Earnings to Fixed Charges


                                                                             Year Ended December 31,
                                                                             -----------------------
                                                              2004          2003         2002          2001          2000
                                                              ----          ----         ----          ----          ----
                                                                                  (In thousands)
(Loss) income before income taxes and minority
interest..........................................         $ (41,335)    $ 17,355     $ 13,277      $(43,137)     $(45,818)
Plus fixed charges:
   Interest expense, net..........................           140,500       96,586       81,784        98,440       101,693
   Capitalized interest...........................             1,758        1,638        1,525         2,570         4,182
   Portion of rent expense representative of
     interest expense.............................            10,802        7,949        7,635         7,388         6,620
Plus loss (income) from equity investees..........                --           --           --           246           (63)
Plus amortization of capitalized interest.........             1,418        1,339        1,252         1,236           935
Less capitalized interest.........................            (1,758)      (1,638)      (1,525)       (2,570)       (4,182)
                                                           ---------     --------     ---------     --------      --------
Adjusted earnings.................................           111,385      123,229      103,948        64,173        63,367
Fixed charges.....................................           153,060     $106,173     $ 90,944      $108,398      $112,495
Ratio of earnings to fixed charges................                --          1.2          1.1            --            --
Deficiency of earnings to cover fixed charges.....         $  41,675           --           --      $ 44,225      $ 49,128
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